EXHIBIT 10.4

$[ ]	December 4, 2009
THIS SENIOR MANDATORILY CONVERTIBLE PROMISSORY NOTE (“NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.
THIS NOTE IS BEING ISSUED PURSUANT TO A NOTE PURCHASE AGREEMENT BETWEEN THE MAKER, THE HOLDER, AND CERTAIN OTHER PURCHASERS PARTY THERETO, DATED AS OF THE DATE HEREOF (THE “NOTE PURCHASE AGREEMENT”).
SENIOR MANDATORILY CONVERTIBLE PROMISSORY NOTE
     XATA Corporation, a Minnesota corporation (the “Maker”), for value received, promises to pay, so long as a Conversion Event has not occurred prior to November 1, 2010, to [                    ] (the “Holder”), the principal sum of $[                    ] (the “Principal Amount”) on November 1, 2010 or, if earlier, immediately upon the consummation of a Change in Control (as defined in Exhibit A hereto) (the “Maturity Date”) as provided herein. In the event that a Change in Control occurs at any time prior to the payment in full or conversion hereof, whether at the Maturity Date or otherwise, the Maker promises to pay to Holder an additional amount equal to the Change in Control Amount immediately upon the consummation of such Change in Control. The “Change in Control Amount” shall equal the greater of (a) 50% of the Principal Amount, or (b) (i) the amount which the Holder would be entitled to receive in the transaction constituting the Change in Control (assuming for such purpose that this Note had converted immediately prior to such Change in Control into the Preferred Shares and Warrants pursuant to Section 3(a) below, and that such Preferred Shares had simultaneously been converted into shares of Maker’s common stock (pursuant to the Certificate of Designation) and such Warrants had simultaneously been exercised for shares of Maker’s common stock (in a cashless exercise pursuant to the Warrants)), (provided that such amount shall be determined by valuing any non-cash consideration to be paid in the transaction constituting the Change in Control in accordance with Section 4(D) of the Certificate of Designation), less (ii) the Principal Amount. The Maker also promises to pay interest from the date of this Note until payment in full on the Principal Amount as set forth in Section 1 below; provided, however, that no interest shall be payable in the event this Note converts pursuant to Section 3 below. Capitalized terms used but not defined herein are used with the meanings given to them in the Note Purchase Agreement.
     1. Payments.
          (a) The interest rate payable hereunder shall be 14% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All accrued and unpaid interest on this Note will be due and payable on the day that all principal is due and payable, whether on the Maturity Date, by acceleration or otherwise. In the event the Maker fails to make any payment of the Principal Amount, the Change in Control Amount or any interest hereunder when due, interest shall accrue on the overdue amount at a rate of 20.0% per annum. There shall be no interest payable hereunder in the event this Note converts pursuant to Section 3 below.
          (b) Payment shall be made in lawful tender of the United States in immediately available funds, and shall be credited first to accrued interest then due and payable with the remainder applied to principal. This Note may not be prepaid in whole or in part at any time prior to the Maturity Date.
     2. Ranking. This Note and all principal, interest and other amounts, if any, payable hereunder shall in all respects rank senior in right of payment to any other indebtedness of the Maker.
     3. Conversion.
          (a) Upon the occurrence of a Conversion Event (as defined below) prior to the Maturity Date, this Note shall automatically convert into (1) a number of Preferred Shares (rounded down to the nearest whole share) determined by dividing the Principal Amount (excluding interest) of this Note by $3.00 (the “Conversion Price”), as such Conversion Price is subject to adjustment as set forth in subsections (d) and (e) below, and (2) Warrants to purchase a number of shares of Common Stock (rounded down to the nearest whole share) (“Common Shares”), at a price equal to the Conversion Price, determined by multiplying the number of Conversion Shares subject to the Preferred Shares into which this Note converts by 0.3. As used herein, a “Conversion Event” shall mean the filing by the Maker of the Articles Amendment with the Minnesota Secretary of State, following receipt of Shareholder Approval, in accordance with the terms of the Note Purchase Agreement.
          (b) In connection with any conversion of this Note, all accrued and unpaid interest under this Note shall be forgiven, and the Maker shall have no liability to make any payment with respect thereto.
          (c) As soon as practicable after the occurrence of a Conversion Event, and in any event within two (2) business days thereafter, the Maker at its expense will cause to be issued in the name of and delivered to the Holder, (1) a certificate or certificates for the number of Preferred Shares to which the Holder shall be entitled on such conversion, and (2) a Warrant for the purchase of a number of Common Shares to which the Holder shall be entitled on such conversion. No fractional Preferred Shares, or Warrants to purchase fractional Common Shares, will be issued on conversion of the Note. If on conversion of the Note a fraction of a Preferred Share results, the Company will pay the cash value of that fractional share based on the Conversion Price then in effect. The number of Common Shares for which the Warrants issuable upon conversion of this Note are exercisable shall be rounded down to the nearest whole share. Conversion of this Note shall be deemed to have been made immediately prior to the close of business on the date the Conversion Event occurs, and the person or persons entitled to receive the Preferred Shares and Warrants issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities thereafter.

          (d) In the event the outstanding shares of Common Stock shall, after the date hereof, be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination or dividend or other distribution, be proportionately adjusted.
          (e) In the event of any reclassification, reorganization or exchange of the Maker’s securities, or any consolidation or merger of the Maker (not constituting a Change in Control resulting in the occurrence of the Maturity Date), or in the event the Maker at any time or from time to time after the date of this Note makes or declares a dividend or other distribution payable in cash, securities or property (other than Common Stock), then and in each such event provision shall be made so that the Holder shall receive, upon conversion of this Note, in addition to the amount of securities receivable thereupon, the amount of cash, securities or other property which the Holder would have received had this Note been converted on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the conversion date, retained such cash, securities or other property receivable during such period.
          (f) Upon the occurrence of each adjustment or readjustment of a Conversion Price, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
          (g) From and after the occurrence of a Conversion Event, the Maker shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock and exercise of the Warrants. The Maker will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, dividend or other distribution of cash or property, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder as set forth herein against impairment.
     4. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
          (a) the Maker shall fail to make any payment hereunder when due and payable, and such failure shall continue unremedied for a period of five (5) days; or
          (b) the Maker shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar federal, state or foreign law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, or shall by any act or failure to act indicate its consent to or approval of any of the foregoing, or if any corporate action is taken by the Maker for the purpose of effecting any of the foregoing; or
          (c) involuntary proceedings or an involuntary petition shall be commenced or filed against the Maker under any bankruptcy, insolvency or similar federal, state or foreign law or seeking the dissolution, liquidation or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed within 60 days; or any writ, judgment, tax lien, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such writ, judgment, lien, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or any winding-up, dissolution, liquidation or reorganization of the Maker; or
          (d) the Maker shall, without the prior written consent of holders of a majority of the outstanding principal amount of all Notes, take or authorize any of the actions specified in (i) Section 7(C)(i) through Section 7(C)(iv) of the Certificate of Designation that would require the affirmative vote, consent or waiver of the holders of Series G Preferred Stock thereunder if such Series G Preferred Stock were issued and outstanding at the time of such action or (ii) Section 3.1 of the Investor Rights Agreement, dated as of the date hereof, between the Maker, the Holder and certain other parties thereto;
then, and in every such event, and at any time thereafter during the continuance of such event, (i) in the case of an Event of Default under clause (d), the Holders of a majority of the outstanding principal amount of all Notes may declare all principal and accrued interest and all other fees and other obligations of the Maker under the Notes to be due and payable, and (ii) in the case of an Event of Default under clauses (a), (b) or (c), all principal and accrued interest on all outstanding Notes and all fees and other obligations of the Maker under the Notes will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Holders, in either case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker.
     5. No Offset Rights. The Maker may not offset any amounts due or claimed to be due from the Holder to the Maker against amounts due to the Holder under this Note.
     6. Series of Notes; Actions by Majority. This Note is one of a series of Notes of like tenor issued in an original aggregate principal amount of up to $30,200,000 in connection with the transactions contemplated by the Note Purchase Agreement. When actions are specified herein as happening upon the decision of holders of a majority in principal amount of the Notes, such action shall be evidenced by a writing executed by such Holders and delivered to all Holders of Notes and shall be the act of and binding on all Holders. All payments on this Note shall be made simultaneously with corresponding payments to all other Notes, and, to the extent the Company has insufficient funds to repay in full all of the Notes, payments shall be made with respect to all of the Notes on a pro rata basis based upon the principal amounts thereof.
     7. Costs and Expenses. The Maker promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Holder in connection with the enforcement of, or collection of any amounts due under, this Note. The Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument, except for notices to which the Maker is expressly entitled under this Note.
     8. Successors and Assigns. This Note shall be binding upon, and shall inure to the benefit of, the Maker and the Holder and their respective successors and assigns; provided, however, that neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Maker without the prior written consent of the Holder.
     9. Modifications and Amendments; Reissuance of Note. This Note may only be modified, amended, or terminated (other than by payment in full) by an agreement in writing signed by the Maker and the Holders of a majority in principal amount of all Notes. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Holders of a majority in principal amount of all Notes. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction, or mutilation of this Note and of an unsecured agreement of indemnity reasonably satisfactory to the Maker, and upon surrender or cancellation of this Note, if mutilated, the Maker will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note.
     10. Remedies Cumulative. Each and every right, power and remedy herein given to the Holder, or otherwise existing, shall be cumulative and not exclusive and be in addition to all other rights, powers and remedies now or hereafter granted (including, without limitation, other rights of set-off under applicable law) or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Holder.
     11. Tax Treatment as Forward Contract. The Maker and the Holder hereby agree:
          (a) to treat, for U.S. federal income tax purposes, the Note as a prepaid forward contract to purchase Preferred Shares, Warrants and cash, if any, upon the occurrence of a Conversion Event, under the terms of which (i) at the time of issuance of the Note, the Holder deposits irrevocably with the Maker a fixed amount of cash equal to the purchase price (“Forward Purchase Price”) of the Note to assure the fulfillment of the Holder’s purchase obligation described in clause (ii) below, which deposit will unconditionally and irrevocably be applied to satisfy such obligation, and (ii) upon the occurrence of a Conversion Event, such cash deposit unconditionally and irrevocably will be applied by the Maker in full satisfaction of the Holder’s obligation under the forward purchase contract, and the Maker will deliver to the Holder the Preferred Shares, Warrants and cash, if any, that the Holder is entitled to receive pursuant to this Note;
          (b) that the likelihood of a Conversion Event not occurring on or before the Maturity Date is remote, but that if a Conversion Event does not so occur, any payments of cash to a Holder shall be treated as a termination payment related to such prepaid forward contract; and
          (c) to not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the foregoing obligations, unless otherwise required by an applicable taxing authority.
     12. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) one business day after the date of confirmed transmission by facsimile, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next day delivery, freight prepaid, with written notification of receipt, and addressed as follows:

(a)	if to the Maker, to:	XATA Corporation 965 Prairie Center Drive Eden Prairie, MN 55344 Attn: Chief Financial Officer Facsimile No.: (952) 641-5848

	with a copy to:	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Michael Coddington Facsimile No.: (612) 766-1600
or at such other address and facsimile number as the Maker shall have furnished to the Holder in accordance with this Section 12; or

(b)	if to the Holder, to:	TCV Member Fund, L.P. Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301 Attention: Frederic Fenton Facsimile No: (650) 614-8222
or at such other address and facsimile number as the Holder shall have furnished to the Maker in accordance with this Section 12.
     13. Waiver. The Holder shall not by any act (except by a written instrument in accordance with Section 9 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
     14. JURISDICTION. ALL LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST THE MAKER WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS NOTE THE MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE JURISDICTION OF THE AFORESAID COURTS. THE MAKER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. THE MAKER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY LEGAL ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL TO THE ADDRESS OF THE MAKER SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A HOLDER TO BRING PROCEEDINGS AGAINST THE MAKER IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.
     15. WAIVER OF JURY TRIAL. EACH OF MAKER AND HOLDER, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     16. Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.
     17. Specific Performance. The Maker agrees that irreparable damage would occur and that the Holder would not have any adequate remedy at law in the event that any of the provisions of this Note were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Maker agrees that the Holder shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches hereof and to enforce specifically the terms, provisions and covenants contained herein, this being in addition to any other remedy to which they are entitled at law or in equity.
     18. Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable law and in the event that the rate of interest exceeds the maximum rate permissible under applicable law, it shall be automatically reduced to match the maximum rate permissible under applicable law. If the rate of interest payable on this Note is ever reduced as a result of this paragraph and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this paragraph.
     19. Survival and Termination. All rights, covenants, agreements, representations and warranties made by the Maker in this Note shall be considered to have been relied upon by the Holder and shall survive the execution and delivery of this Note, regardless of any investigation made by the Holder or on its behalf and notwithstanding that the Holder may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time this Note was executed and delivered, and shall continue in full force and effect until this note has terminated. This Note shall terminate upon the first to occur of (i) conversion of this Note and delivery of the Preferred Shares and Warrant in accordance with Section 3 hereof or (ii) payment of all amounts payable under this Note on or following the Maturity Date, provided that the termination of this Note shall not relieve the Maker of any liability hereunder for any breach of, or failure to comply with, the terms of this Note occurring prior to such termination.
     20. No Fiduciary Duty. The Holder and its affiliates may have economic interests that conflict with those of the Maker. The Maker agrees that nothing in this Note or otherwise is intended to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Holder or any of its affiliates and the Maker, its stockholders or its affiliates.

          IN WITNESS WHEREOF, the Maker has caused this Note to be signed on the date first set forth above.

MAKER:	XATA CORPORATION

Mark Ties
Chief Financial Officer

ACKNOWLEDGED AND AGREED
HOLDER:

[ ]
By:
Name:
Title:

SIGNATURE PAGE TO
SENIOR MANDATORILY CONVERTIBLE PROMISSORY NOTE

Exhibit A
CHANGE IN CONTROL
     For purposes of this Note, a “Change in Control” of the Maker shall be deemed to have been “consummated” if any of the following occur:
(1)	Any “person” or “group” (each as defined in the Exchange Act, but excluding any such person or group that is or includes the Holder or an affiliate of the Holder) acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Maker representing more than 50% of the combined voting power of the Maker’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”);
(2)	Maker consummates a reorganization, merger or consolidation of the Maker or a statutory exchange of outstanding Voting Securities of the Maker, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners of Voting Securities of the Maker immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities of the Maker; or
(3)	Maker consummates (x) a complete liquidation or dissolution of the Maker or (y) the sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Maker, in one or a series of transactions.
     In addition, for purposes of this Note, a “Change in Control” of the Maker shall be deemed to “occur” if any Change in Control is “consummated” as set forth in the immediately preceding paragraph or if Maker enters into any agreement to cause, or Maker’s stockholders approve, any transaction of a type specified in clause (2) or (3) of the immediately preceding paragraph.